EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of March, 2007 (the "Agreement"), by and between Comanche Clean Energy Corporation, a Cayman Islands corporation ("Company"), having its principal place of business at Comanche Clean Energy Corporation c/o Maples & Calder Corporate Services Ltd., PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and Thomas G. Cauchois ("Employee") (collectively the "Parties").

WITNESSETH:

WHEREAS, Company, through its wholly-owned subsidiaries, is engaged in the business of production and sale of clean fuels (the "Business"); and

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be Company's Chairman; and

WHEREAS, based on such representation, and Company's reasonable due diligence, Company wishes to employ Employee as its Chairman, and Employee wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 "Affiliate" means any Person controlling, controlled by or under common control with Company.

1.2 "Board" means the Board of Directors of the Company.

1.3 "Cause" means:

1.3.1 Employee's persistent failure to perform his duties and responsibilities in a professional or competent manner after delivery of written notice to Employee detailing the basis for such failure, with a reasonable opportunity for Employee to cure such failure (not to exceed 30 days); provided, however, if Employee shall be diligently pursuing a cure, Company may, in its discretion, extend such period for a reasonable period of time;

1.3.2 Employee's performance of any action when specifically instructed not to do so by the Board, except where required by applicable law, regulation or rule;

1.3.3 Employee's knowing participation in any activity that is competitive with or injurious to Company;

1.3.4 Employee's commission of any fraud against Company, or unauthorized use or appropriation of any funds or properties of Company for Employee's personal gain;

1.3.5 Employee's conviction of a felony offense involving moral turpitude;

1.3.6 Employee's knowing misappropriation of trade secrets or proprietary information of Company, Company customers, suppliers or other third parties, who have provided confidential or proprietary information to Company pursuant to an effective confidentiality agreement with Company; or

1.3.7 Employee's disparagement of Company to its employees or third persons.

1.4 "Common Stock" means the Company's ordinary shares of stock having a par value of $0.001 per share.

1.5 "Date of Termination" means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.5) is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Employee's employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of "Date of Termination" shall affect any of the cure rights provided to the Employee or Company in this Agreement).

1.6 "Disability" means Employee's inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

1.7 "Effective Date" means the date the Company enters into one or more securities purchase agreements covering the purchase of not less than $55,000,000 of the Company's securities.

1.8 "Person(s)" means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.9 "Prospective Customer" shall mean any Person which has either (a) entered into a nondisclosure agreement with Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from Company or any Company subsidiary or Affiliate.

1.10 "Severance Payments" shall mean any payments made under section 5.3.3.

2. EMPLOYMENT.

2.1 Agreement to Employ. Effective as of the Effective Date, Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of Company.

2.2 Duties and Schedule. Employee shall serve as Company's Chairman and shall have such responsibilities as designated by the Board that are not inconsistent with applicable laws, regulations and rules. Employee and Company agree that Employee may discharge his responsibilities pursuant to this Agreement by dedicating approximately 85% of his full time and effort thereto. Employee shall report directly to the Board.

3. TERM OF AGREEMENT. Unless Employee's employment shall sooner terminate pursuant to Section 5, Company shall employ Employee for a term commencing on the Effective Date and ending on the fifth anniversary thereof, renewed for subsequent one year periods up to a maximum further term of five years, unless either Party gives notice of non-renewal (the "Term"). The period during which Employee is employed pursuant to this Agreement shall be referred to as the "Term" or the "Term of Employment".

4. COMPENSATION.

4.1 Salary. Employee's salary during the Term shall be US$185,000 per year (the "Salary") payable consistent with Company's regular payroll practices, and increased at each anniversary of the Effective Date by a factor of 105% of the increase in the US Consumer Price Index over the prior 12 months. All applicable withholding taxes shall be deducted from such payments. The Board's Compensation Committee will review Employee's Salary at least once per year and may, in its discretion, increase (but not decrease) the Salary in accordance with Company's compensation policies.

4.2 Options/Restricted Common Stock. As soon as practicable after the Effective Date, but in all events no later than May 1, 2007, the Company shall adopt an equity incentive plan (the "Equity Incentive Plan"). Pursuant to the terms of the Equity Incentive Plan which should be designed to be a flexible stock incentive plan to be adopted by the Company's Compensation Committee of the Board, the Employee may receive grants of incentive stock options with respect to ordinary shares of the Company's stock, stock appreciation rights ("SARS"), restricted stock units, non-qualified stock options and other forms of equity or synthetic equity. In the case of options, each of these options shall have an exercise price equal to the fair market value of the Company's Common Stock on the grant date, a term of 5 years and shall vest 33.4% on the one year anniversary of the grant date, 33.3%% on the second anniversary of the grant date, and 33.3%% on the third anniversary of the grant date. In the event of the officer's death, disability, retirement, termination for good reason, termination without cause or a change in

control, all unvested options shall be immediately vested. All unvested options shall be forfeited in full upon the officer's termination for cause or termination other than for good reason. In the case of SARS, the SARS entitle them to share in the appreciation, if any, of the Company's common stock above the initial value set forth in the governing stock appreciation rights agreement. The SARS shall vest shall vest 33.4% on the one year anniversary of the grant date, 33.3%% on the second anniversary of the grant date, and 33.3%% on the third anniversary of the grant date. Grants of stock appreciation rights should be measured by the growth in the value of the shares of Common Stock underlying the incentive stock options (with a tax "gross-up" for applicable taxes due upon exercise of the incentive stock options and the SARs). In addition, the Equity Incentive Plan may include other long-term awards, such as restricted stock units, non-qualified stock options and other forms of equity or synthetic equity. The Equity Incentive Plan should cover a minimum of 10% of the outstanding ordinary shares at any given time and may be awarded from time to time by the Company's Board upon the advice of the Compensation Committee. The Employee will be eligible for no less than 20% of the grants so awarded in any fiscal year.

4.3 Bonus Plan. As soon as practicable after the Effective Date, but in all events no later than May 1, 2007, the Company shall adopt a management incentive plan (the "Management Incentive Plan"). Pursuant to the terms of the Management Incentive Plan to be adopted by the Compensation Committee of the Board, the Employee will receive an annual performance-based bonus for each fiscal year. The bonus will be tied to achievement of annual bonus targets (the "Bonus Targets") to be set by the Compensation Committee of the Board. Under the plan, the Bonus Target will be keyed off of annual EBITDA (60% weighting), yearly production goals (20% weighting) and capacity addition implementation for the year (20% weighting). The minimum bonus requires achievement of 80% of the applicable fiscal year's Bonus Target. Bonuses will range from 60% of base salary to 150% of base salary, for achievement of 80% to 120% or better of the applicable fiscal year's Bonus Target. EBITDA shall be calculated without regard to extraordinary or other nonrecurring or unusual items or changes in accounting. In the event of the Employee's termination with good reason, disability, death or termination by the Company without cause, or retirement on or after attaining age 65, the Employee will be entitled to a pro-rata annual bonus equal to the full amount payable under the annual bonus for the applicable fiscal year, as determined by the Compensation Committee as of the end of such fiscal year, multiplied by a fraction the numerator of which is equal to the number of full months worked during the year and the denominator of which is 12. In the event the Employee is terminated for cause, or resigns without good reason, he will forfeit his annual bonus for that year. The Employee will be eligible for no less than 20% of the grants so awarded pursuant to the plan in any fiscal year.

4.4 Health Insurance; Other Employee Benefits. During the Term, Employee shall receive full family plan coverage under any health and dental insurance plans that

Company may, from time to time, have in place which is available to Company executives. In addition, during the Term, Employee shall be eligible to participate in any other employee benefit plan, program or practice, in each case, sponsored by the Company or its subsidiaries for its executives or employees on terms and conditions set forth in such programs and plans (as amended from time to time).

4.5 Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year taken at such times so as to not materially impede his duties hereunder. Illness days shall be consistent with Company's standard policies.

4.6 Business Expenses. Employee shall be reimbursed by Company for all ordinary and necessary expenses incurred by Employee in the performance of his duties hereunder on behalf of Company.

5. TERMINATION.

5.1 Termination Due to Death or Disability.

5.1.1 Death. This Agreement shall terminate immediately upon the death of Employee. Upon Employee's death, Employee's estate or Employee's legal representative, as the case may be, shall be entitled to Employee's accrued and unpaid Salary and vacation as of the date of Employee's death, plus all other compensation and benefits that were vested through the date of Employee's death, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) for the calendar year prior to Employee's death.

5.1.2 Disability. In the event of Employee's Disability, this Agreement shall terminate and Employee shall be entitled to receive the following continuation of Employee's Salary for Employee's Disability period (it being understood that such period will be six months from the first date that Employee is unable to work) and 50% of Employee's Salary for the three (3) months thereafter. In addition, Employee shall also be entitled to (a) accrued and unpaid vacation as of the Date of Termination; and (b) all other compensation and benefits that were vested through the Date of Termination, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) through the first day of Employee's Disability.

5.2 Termination by Company for Cause. Company may terminate Employee's employment hereunder for Cause by delivery of written notice to Employee specifying the cause or causes relied upon for such termination. If Company terminates Employee's employment hereunder for Cause, Employee shall be entitled only to (a) Employee's accrued and unpaid Salary and vacation through the Date of Termination; and (b) all other compensation and benefits that were

vested through the Date of Termination, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) through the Date of Termination.

5.3 Termination Without Cause. Company may terminate the Employee's employment hereunder without Cause, which shall include Company's delivery of a notice of non-renewal to Employee pursuant to Section 3. If Company terminates the Employee's employment hereunder without Cause, other than due to death or Disability, the Employee shall be entitled to only the following:

5.3.1 Employee's accrued and unpaid Salary and vacation through the Date of Termination;

5.3.2 all other compensation and benefits that were earned or awarded (whether or not vested) through the Date of Termination, including, but not limited to, unpaid annual bonus and equity award(s); and

5.3.3 Employee shall be entitled to Severance Payments as set forth below:

5.3.3.1 In the event that Company terminates Employee's employment hereunder without Cause, Employee shall be entitled to the salary payments that he would have been paid for the remaining portion of the Term, but not less than six (6) months;

5.3.3.2 The Company shall cover the cost of COBRA continuation coverage pursuant to the Company's health plan and other benefit plans for a continuation period of eighteen months. At the end of the continuation period, the Company shall make a lump sum payment to the employee of an additional six months of coverage (in the case of health plans, family coverage) pursuant to the cost of substantially similar plans to those provided by the Company, provided that such lump sum payment shall not exceed $25,000.

5.3.3.3 All Severance Payments set forth in this Section 5.3.3 are subject to the following conditions: (a) Employee shall refrain from disparaging Company and any of their directors, officers, employees or affiliates (and Company shall refrain from denigrating Employee); and (b) Employee cooperates with Company in all reasonable requests to transition Employee's replacement for a period not to exceed three months. Subject to Employee's compliance with the foregoing, all Severance Payments set forth in this Section 5.3.3 shall be made on regularly scheduled payroll dates and in accordance with Company's standard payroll practices.

5.4 Termination by Employee. Any termination of this Agreement by Employee by formal notice shall have the same effect as a termination by Company for Cause, unless Employee terminates employment for "Good Reason" as defined below. A termination for Good Reason shall have the same effect as a termination by Company without Cause.

5.4.1 For purposes of this Agreement "Good Reason" shall mean 1) a material diminution in Employee's duties and responsibilities, or material change in reporting structure; 2) Company shall default in the performance of any of its material obligations under this Agreement (provided that, in any such case, Employee shall have provided the Board with written notice of such default and not less than thirty (30) days to cure such default); 3) Company shall relocate its principal place of employment outside of the State of Connecticut; 4) the occurrence of a Change of Control (as defined below); or 5) Company requests that Employee engage in any illegal conduct, or retaliates against Employee for objecting to any illegal conduct by Company.

5.4.2 For purposes of this Agreement, "Change in Control" shall mean any of the following occurring after the Effective Date: (i) any acquisition by any person or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a "Group") of fifty percent (50%) or more of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board or the board of directors of the Company, as the case may be (other than by virtue of exercise or conversion of the Company's convertible securities or warrants outstanding as of the Effective Date); (ii) any other acquisition by any person or group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board, through beneficial ownership of the capital stock or otherwise; (iii) the merger or consolidation of the Company as a result of which persons who were stockholders of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, 50% or more of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iv) the sale, transfer or other disposition of all or substantially all of the assets of Company through one transaction or a series of related transactions to one or more persons or entities who are not, immediately prior to such sale, transfer or other disposition, stockholders of the Company, immediately prior to such sale(s), transfer(s) or other disposition(s).

5.5 Notice of Termination. Any termination of the Employee by Company shall be communicated by a notice of termination to the Employee given in accordance with Section 8.4 of this Agreement (the "Notice of Termination"). Such notice

shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice, specify the dates on which the Employee's employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

5.6 Payment. Except as otherwise provided in this Agreement, more specifically excluding Severance Payments, any payments to which the Employee shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination. If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable. The payment of any amounts under this Section 5 shall not affect Employee's rights to receive any workers' compensation benefits.

6. EMPLOYEE'S REPRESENTATION. The Employee represents and warrants to Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7. NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

7.1 Trade Secrets. Employee acknowledges that his employment position with Company is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's employment with Company, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to Company, or its subsidiaries, including, but not limited to, formulas, patents, secret inventions, and unique processes, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of Company and its subsidiaries (hereinafter "Trade Secrets"). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Employee further acknowledges that, absent the protections afforded Company and its subsidiaries in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly,

Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

7.1.1 Employee will at no time take any action or make any statement that will disparage or discredit Company, any of its subsidiaries or their products or services;

7.1.2 During the period of Employee's employment with Company and for 60 months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by Company or any of its subsidiaries, divisions or Affiliates (collectively the "Companies") in connection with their respective businesses, known to Employee as a result of his employment by Company, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

7.1.3 Upon the termination of Employee's employment with Company, Employee will return to Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files, and any additional personal property;

7.1.4 During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Employee's employment with Company, Employee will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of Company, which may be withheld in Company's sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by

Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

7.1.5 Employee will not during the period of his employment with Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Employee's employment with Company,

7.1.5.1 conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

7.1.5.2 encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 7;

7.1.5.3 assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.5.4 employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2 Employee expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

7.3 Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to Company, that the remedy at law for such a violation would be inadequate and that Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (i) grants or denies permanent injunctive relief or (ii) awards other equitable remedy(s) as it sees fit.

7.4 Successors.

7.4.1 Employee. This Agreement is personal to Employee and, without the prior express written consent of Company, shall not be assignable by Employee, except that Employee's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by Employee's estate, heirs, beneficiaries, and/or legal representatives.

7.4.2 Company. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

7.5 Inventions and Patents. Company shall be entitled to the sole benefit and exclusive ownership of any inventions that may be made or discovered by Employee while he is in the service of Company, and all patents for the same. During the Term, Employee shall do all acts necessary or required by Company to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by Company to give effect to this section. In all cases, Company shall pay all costs and fees associated with such acts by Employee.

8. MISCELLANEOUS.

8.1 Indemnification. Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("Losses"), incurred in connection with any proceeding arising out of, or related to, Employee's employment by Company, other than any such Losses incurred as a result of Employee's gross negligence or willful misconduct. Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney's fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by Company or any subsidiary thereof. Company will provide Employee with coverage under all director's and officer's liability insurance policies which is has in effect during the Term, with no deductible to Employee.

8.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Thomas Cauchois
18 Brookside Park
Greenwich, Ct. 06831 USA

If to Company:

Comanche Clean Energy Corporation
c/o Maples & Calder Corporate Services Ltd.
PO Box 309 GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attention: Graham Lockington
Email: Graham.Lockington@MAPLESANDCALDER.com

With a copy to:

Comanche Clean Energy Corporation
c/o FondElec
One Dock Street
Stamford, Ct. 06902 USa
Tel: 203-326-4570
Fax: 203-326-4578
Attention: Board of Directors

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.5 Withholding. Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10 Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.12 Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

8.13 Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, (i) if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, Employee reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject Employee to "additional tax" under section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (together with any interest or penalties imposed with respect to, or in connection with, such tax, a "409A Tax") with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, and if the deferral of such payment (i) will not create an additional expense to Company; and (ii) Company will continue to get the current tax benefit of the

payment, more than $1 mill. then the payment or provision thereof shall be postponed to the earliest business day on which Employee reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Date of Termination (the "Delayed Payment Date"). Company and Employee may agree to take other actions to avoid the imposition of 409A Tax at such time and in such manner as permitted under Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:

____
Thomas G. Cauchois

COMPANY:

By: ______________________________
Alicia Navár Noyola
Vice Chairman

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